UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 14, 2016

CALAVO GROWERS, INC.

(Exact Name of Registrant as Specified in Charter)

California	000-33385	33-0945304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of Principal Executive Offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: (805) 525-1245

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2016, Calavo Growers, Inc. (the “Company”) and a subsidiary guarantor identified therein entered into a new Credit Agreement (the “Credit Agreement”) with the financial institutions named therein, specifically Bank of America, N.A. (“Bank of America”) as administrative agent and Merrill Lynch, Pierce, Fenner & Smith Inc. as joint lead arranger and sole bookrunner, and Farm Credit West (“FCW”), as joint lead arranger. The Credit Agreement provides for a five-year, $80 million syndicated senior unsecured revolving credit facility (the “Credit Facility”) maturing on June 14, 2021, which replaces the Company’s prior revolving credit facilities, which were scheduled to expire on July 1, 2016.

Provided there exists no default, upon notice to Bank of America, the Company may from time to time, request an increase in the Credit Facility by an amount not exceeding $50 million (the “Accordion”). Any future exercises of the Accordion would require additional commitments from existing or new lenders.

Borrowings under the Credit Facility will be at the Company’s discretion either at a Eurodollar Rate (“LIBOR”) loan plus applicable margin or a base rate loan plus applicable margin. The applicable margin will be based on the Company’s Consolidated Leverage Ratio and can range from 1.00% to 1.50% for LIBOR loans and 0.00% to 0.50% for Base Rate Loans. The Credit Facility also includes a commitment fee on the unused commitment amount at a rate per annum of 0.15%.

The Credit Facility contains customary affirmative and negative covenants for agreements of this type, including the following financial covenants applicable to the Company and its subsidiaries on a consolidated basis: (a) a quarterly consolidated leverage ratio of not more than 2.50 to 1.00 and (b) a quarterly consolidated fixed charge coverage ratio of not less than 1.15 to 1.00.

The Credit Facility also contains customary events of default. If any event of default occurs and is continuing, Bank of America may take the following actions: (a) declare the commitment of each lender to make loans and any obligation of the Issuer to make credit extensions to be terminated; (b) declare the unpaid principal amount of all outstanding loans, all interest, and all other amounts to be immediately due and payable; (c) require that Calavo cash collateralize the obligations; and (d) exercise on behalf of itself, the lenders and the Issuer all rights and remedies available to it.

The Company’s obligations under the Credit Agreement are unconditionally guaranteed by our subsidiary, Renaissance Food Group, LLC (“RFG”).

The Company has other commercial relationships with certain parties to the Credit Facility described therein. Several of the lenders or their affiliates furnish general financing and banking services to the Company.

The foregoing is a summary of the material terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement

Effective June 14, 2016, the Loan Agreement dated September 30, 2011 among the Company, certain of its subsidiaries, Bank of America and the other parties thereto, is terminated in its entirety. In addition, effective June 14, 2016, the Term Revolving Credit Agreement dated May 31, 2011, among the Company, certain of its subsidiaries, FCW and the other parties thereto, is terminated in its entirety.

The Prior Credit Agreements provided for $65 million of unsecured revolving credit facilities. The Company was in compliance with all applicable financial covenants and other restrictions under the Prior Credit Agreements as of the date of the Credit Agreement. The information included in Item 1.01 of the Current Report on Form 8-K relating to the Credit Agreement is incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 Credit Agreement, dated as of June 14, 2016, by and among Calavo Growers, Inc., and the subsidiary guarantor identified therein and the lenders and agents named therein.

10.2 Revolving Credit Note, dated as of June 14, 2016, by and among Calavo Growers, Inc., and FCW.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.

By:	/s/ B. John Lindeman
B. John Lindeman Chief Financial Officer and Corporate Secretary (Principal Financial Officer)

June 20, 2016

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